Exhibit 99.1

Media Contact:	NewPage
Amber Best	8540 Gander Creek Drive
937-242-9093	Miamisburg, OH 45342

Investor Contact:

Barbara Telek

937-242-9629

FOR IMMEDIATE RELEASE

NEWPAGE DECLARES SPECIAL DISTRIBUTION

MIAMISBURG, Ohio – February 11, 2014 – NewPage Holdings Inc. (“NewPage”) today announced that its board of directors has declared a special distribution of $34.29 per share of common stock, payable on February 21, 2014. Stockholders of record on the NewPage books at the close of business on February 14, 2014 are entitled to the special distribution.

The payment of the special distribution is one in a series of events to be completed in connection with the merger announced January 6, 2014 between Verso Paper Corporation and NewPage. In a separate release today and also in connection with the merger, NewPage announced that its wholly-owned subsidiary, NewPage Corporation, closed on financings consisting of a new $750 million term loan facility and a new $350 million ABL facility, the proceeds of which will be used in part to fund the special distribution.

Computershare is acting as company agent in the payment of the special distribution, which will be paid via check. NewPage stockholders may contact Computershare at 1-800-962-4284 or Barbara Telek, Assistant Treasurer at (937) 242-9629 or via email at Barbara.Telek@newpagecorp.com.

About NewPage

NewPage is a leading producer of printing and specialty papers in North America with $3.1 billion in net sales for the year ended December 31, 2012. NewPage is headquartered in Miamisburg, Ohio, and owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills have a total annual production capacity of approximately 3.5 million tons of paper.

The company’s portfolio of paper products includes coated, supercalendered and specialty papers. These papers are used in commercial printing to create corporate collateral, magazines, catalogs, books, coupons, inserts and direct mail as well as in specialty paper applications including beverage bottle labels, food and medical packaging, pressure-sensitive labels and release liners. To learn more, visit www.NewPageCorp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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